Exhibit 10.42

February 18, 2011

Thomas N. Zanetich

Dear Tommy:

Congratulations on your promotion to Executive Vice President - Human Resources. This position will report to me.

Here are the specifics of your offer:

Effective Date

This promotion is effective February 18, 2011.

Base Salary

You will be paid $16,153.84 on a bi-weekly basis, less payroll taxes, which equates to an annual salary of $420,000, less payroll taxes. Your salary will be reviewed annually by our Compensation Committee, with the next review during our 2012 annual cycle.

Annual Incentive Opportunity

Effective January 1, 2011, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 60% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods, and certain individual objectives.

Long Term Incentive Compensation – Annual Grant for New Role

On February 18, 2011, the Compensation Committee approved a long-term incentive target award of $525,000. You were granted 27,174 shares of restricted stock, 35,849 non-qualified stock options, with a strike price as of close of business February 18, 2011, and a target performance cash award of $131,250. The restricted stock units and non-qualified stock options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. The performance cash will vest December 31, 2013 and payment, if any, will be made in the first calendar quarter following the vest date. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Board of Directors.

Insider Trading

As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time, in accordance with the Company’s Insider Trading Policy.

Dean Foods Executive Severance Plan

Dean Foods maintains an Executive Severance Plan (“Severance Plan”) and, at your request, you will be provided with a copy.

Change-In-Control Provisions

You will be provided a Change-In-Control Agreement comparable to that currently provided to other Dean Foods Executive Officers.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401(k), Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), Executive Long-Term disability, and more.

Conclusion

Tommy, I appreciate your commitment to Dean Foods and taking the leadership of the Human Resources function. I look forward to your continued significant contributions and working with you more closely as Executive Vice President, Human Resources.

Best regards,

/s/ Gregg Engles

Gregg Engles
Chief Executive Officer

Agreed and accepted:

/s/ Thomas N. Zanetich
Thomas N. Zanetich

February 18, 2011
Date

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